FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Amendment”), is entered into and shall be effective as of April 9, 2018 (“Effective Date”), by and between IBEX GROUP, L.L.C., a Utah limited liability company (“Seller”), and POLARITYTE, INC., a Delaware corporation (“Purchaser”) (Seller and Purchaser are referred to individually as a “Party” and collectively as the “Parties”), with reference to the following:

A. Seller and Purchaser entered into that certain Purchase and Sale Agreement with an Effective Date of March 2, 2018 (“Purchase Agreement”), under the terms of which Seller agreed to sell to Purchaser certain Property located in Cache County, Utah.

B. Seller and Purchaser agree that an extension of the Due Diligence Deadline as to all of those matters in the Purchase Agreement would be beneficial to the Parties.

C. Seller and Purchaser desire to amend the Purchase Agreement upon the terms and conditions provided in this Amendment.

FOR GOOD AND VALUABLE CONSIDERATION, Seller and Purchaser agree as follows:

1. Definitions. All terms used in this Amendment with initial capitalization that are not otherwise defined in this Amendment have the meanings assigned in the Purchase Agreement.

2. Extension of Due Diligence Deadline. The Purchase Agreement is modified and amended to provide that the Due Diligence Deadline as to all of those matters in the Purchase Agreement is extended for an additional thirty (30) day period and shall expire on May 9, 2018 at 11:59 p.m. (Mountain Standard Time).

3. Non-Refundability of Earnest Money Deposit. Purchaser agrees and acknowledges that, as part of the consideration for the extension of the Due Diligence Deadline as set forth in Section 2 above, the Earnest Money Deposit is hereby deemed non-refundable to Purchaser (but remains applicable against the Purchase Price), unless the consummation of the transactions contemplated in the Purchase Agreement fail to occur by reason of (i) the non- satisfaction of a condition precedent in Section 2.4 of the Purchase Agreement, or (ii) Seller’s default in any of its obligations under the Purchase Agreement, in which event the Title Company shall promptly refund the Earnest Money Deposit, together with all interest accrued thereon, to Purchaser without prejudice to any other legal or equitable right or remedy of Purchaser against Seller, including, without limitation, the right to enforce specific performance of Seller’s obligations under the Purchase Agreement.

4. Continued Effectiveness of Purchase Agreement. Except as amended by this Amendment, all terms and conditions of the Purchase Agreement are hereby ratified and confirmed, and remain in full force and effect.

5. Relationship to Purchase Agreement. This Amendment is read and construed only as amending the Purchase Agreement, and this Amendment and the Purchase Agreement are construed collectively as one integrated document. In the event of a conflict or discrepancy between the Purchase Agreement and this Amendment, the terms and conditions of this Amendment govern and prevail.

6. Governing Law. This Amendment is governed by and interpreted in accordance with the laws of the State of Utah.

7. Binding Effect. This Amendment is binding upon and inures to the benefit of the Parties and all other parties to the Purchase Agreement, and their respective permitted successors and assigns.

8. Captions; Interpretation. The paragraph headings or captions appearing in this Amendment are for convenience only, are not a part of this Amendment, and are not to be considered in interpreting this Amendment. Unless otherwise specifically indicated, any references in this Amendment to paragraphs are to paragraphs in this Amendment.

9. Counterparts. This Amendment may be executed in counterpart originals and may be delivered by electronic transmission.

10. Severability. The invalidity or unenforceability of a particular provision of this Amendment does not affect the other provisions of this Amendment, and this Amendment will be construed in all respects as if the invalid or unenforceable provision were omitted.

11. Authorization. Each individual executing this Amendment represents that they have been duly authorized to execute and deliver this Amendment in the capacity and for the entity for whom that individual signs.

12. Entire Agreement. The Purchase Agreement, as modified by this Amendment, sets forth the entire understanding of Seller and Purchaser with respect to the purchase and sale of the Property and cannot be amended, except pursuant to an instrument in writing signed by Seller and Purchaser.

[Intentionally Blank – Signature Page Follows]

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SELLER AND PURCHASER HAVE executed and delivered this Amendment as of the Effective Date.

SELLER:		PURCHASER:

IBEX GROUP, L.L.C.,		POLARITYTE, INC.,
a Utah limited liability company		a Delaware corporation

By:		By:
Print Name:	Michael J. Larson	Print Name:
Title:	Managing Member	Title:

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